AMENDMENT TO THE RIGHTS AGREEMENT


               This Amendment is made as of the 4th day of December, 1998, by and between GIANT GROUP, LTD., a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (as successor to CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C. ("Chemical")), as Rights Agent (the "Rights Agent").

                                       RECITALS
                                       --------

               A. The Company has adopted that certain Rights Agreement (the "Rights Agreement") by and between the Company and Chemical dated as of January 4, 1996 (all capitalized terms used and not defined herein shall be as defined in the Rights Agreement, as amended herein);

               B. Pursuant to Section 27 of the Rights Agreement, the Company, for so long as the Rights are then redeemable, may supplement or amend any provision of the Rights Agreement;

               C. Pursuant to an Agreement and Plan of Merger, dated as of December 4, 1998 (the "Merger Agreement"), among the Company, GIANT PS/Acq Corporation, a Delaware corporation ("Acquisition Corp."), and Periscope Sportswear, Inc., a Delaware corporation ("Periscope"), Periscope will merge with and into Acquisition Corp. in an all-stock transaction; and

               D. The Company and the Rights Agent wish to enter into this Amendment in furtherance thereof.

                                      AMENDMENT
                                      ---------

               NOW, THEREFORE, for good and valid consideration, the receipt and sufficiency of which are acknowledged, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

               1.   Amendment of Section 1(a).  The introductory clause of
                    --------------------------
          Section 1(a) of the Rights Agreement is hereby amended by deleting the introductory clause and substituting therefor the following:

               ""Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (1) an Exempt Person (as such term is hereinafter defined) or (2) Glenn Sands in regards to any shares of Common Stock acquired by him solely pursuant to the Agreement and Plan of Merger, dated as of December 4, 1998 (the "Merger Agreement"), among the Company, GIANT PS/Acq Corporation, a Delaware corporation, and Periscope Sportswear, Inc., a Delaware corporation;"

               2.   Amendment of Section 1(a).  Section 1(a) of the Rights
                    --------------------------
          Agreement is hereby amended by deleting clause (ii) and substituting therefor the following:

               "(ii) if, as of January 4, 1996 or December 4, 1998, as applicable, any Person is the Beneficial Owner of a number of shares of Common Stock that would otherwise cause such Person to be an "Acquiring Person," such Person shall not be deemed to be or to have become an "Acquiring Person" unless and until such time as such Person shall become the Beneficial Owner of any additional shares of Common Stock which additional shares in the aggregate shall constitute more than 1% of then outstanding shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock in shares of Common Stock, pursuant to a split or subdivision of the outstanding Common Stock or pursuant to shares of Common Stock issuable pursuant to the Merger Agreement, and other than any such additional shares of Common Stock of which such Person shall become the Beneficial Owner pursuant to or as a result of any employee benefit plan, employee stock or stock option plan, employment agreement or other compensation agreement of or with the Company or any Subsidiary of the Company relating to such Person's employment with or service as a director of the Company or any Subsidiary of the Company) unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; and"

               3.   Amendment of Section 2.  Section 2 is hereby modified
                    -----------------------
          and amended by deleting from the first sentence the following clause: "and the holders of the Rights (who, in accordance with Section 3 hereto, shall prior to the Distribution Date be the holders of Common Stock)".

               4.   Amendment of Section 18.  The first paragraph of
                    ------------------------
          Section 18 is hereby modified and amended by inserting the following sentence at the end of the paragraph: "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, indirect, punitive, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

               5.   Counterparts.  This Amendment may be executed in any
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          number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

               IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.


          GIANT GROUP, LTD.


          By: /s/ David Gotterer
             ----------------------
          Name:  David Gotterer
          Title:  Vice Chairman


          CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Rights Agent


          By: /s/ Thomas Watt
             ----------------------
          Name: Thomas Watt
               --------------------
          Title:Asst. Vice President
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